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                                                                   EXHIBIT 10.66


                              EMPLOYMENT AGREEMENT
                                WITH GORDON QUICK

                                 OCTOBER 7, 2002

         The parties to this Employment Agreement (this "Agreement") are Daleen Technologies, Inc., a Delaware corporation (the "Company"), and Gordon Quick (the "Executive"). The parties wish to provide for the employment of the Executive as Chief Executive Officer of the Company as of the Effective Date. For purposes of this Agreement, the "Effective Date" shall mean the closing date under the Asset Purchase Agreement among the Company, Daleen Solutions, Inc. and Abiliti Solutions, Inc., dated October 7, 2002.

         Accordingly, the parties, intending to be legally bound, agree as follows:

1. POSITION AND DUTIES.

         1.1. TITLES; REPORTING; DUTIES. During the term of the Executive's employment under this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as its Chief Executive Officer. In addition, the Executive shall serve as a member of Company's Board of Directors (the "Board"). As Chief Executive Officer of the Company, the Executive shall report to and otherwise shall be subject to the direction and control of the Board and shall have no other officer or employee of the Company of equal or senior rank or authority to him. Subject to the direction and control of the Board, the Executive shall have the authority and responsibilities customarily exercised by a Chief Executive Officer, including those duties and responsibilities specifically described in Appendix A to this Agreement. The Executive's duties, titles and responsibilities shall not be changed materially at any time without his consent; PROVIDED, that any change in the Executive's duties, titles and responsibilities as a result of a change in the size or activities of the Company shall not be subject to this sentence as long as such new duties, titles and responsibilities are substantially consistent with those of a chief executive officer of a business of like size and nature. The Executive shall use his best efforts to promote the Company's interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Executive shall comply with the Company's policies applicable to executive officers of the Company of which he is given advance written notice.

         1.2. OUTSIDE ACTIVITIES. The Executive shall devote substantially his full working time to the business and affairs of the Company. Notwithstanding the preceding sentence, the Executive (a) may serve on the Board of Directors
(or similar managing body) of one or more corporations or other entities, provided such service does not violate any other covenant or term of this Agreement, interfere with the performance of the Executive's duties for the Company or create a conflict of interest or the appearance of a conflict of interest with respect to the
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Company; (b) may invest the Executive's personal assets in any form or manner so long as it does not require the Executive's services or advice in the operation of any business in which such investment is made, provided such activity does not violate any other covenant or term of this Agreement (nothing in this Agreement shall restrict the Executive's right to invest in the Company); and
(c) may engage in such other activities that do not violate Section 8, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.

         1.3. PLACE OF EMPLOYMENT. The Executive shall perform his duties under this Agreement primarily in St. Louis, Missouri, with the likelihood of substantial business travel, including regular travel to and from the Company's principal executive offices in Boca Raton, Florida. At any time during the Employment Term, but not earlier than nine (9) months after the Effective Date, the Company, at the direction of the Board of Directors, may, with reasonable advance notice, require the Executive to relocate his primary residence to Boca Raton, Florida, or any other mutually agreeable location. In the event that the Company requires the Executive to relocate his primary residence to Boca Raton, Florida, the Company shall pay or reimburse the Executive's relocation costs in accordance with the provisions of Appendix B to this Agreement. The Company shall further pay the Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes, if any, on the payment or reimbursement of the Executive's relocation costs (the "Relocation Tax Gross-Up"), and the federal, state and local taxes on the Relocation Tax Gross-Up, all to the end that the Executive be held harmless, on an after-tax basis, from the tax impact of such reimbursement.

2. TERM OF EMPLOYMENT. The term of the Executive's employment by the Company or any direct or indirect subsidiary of the Company under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the "Employment Term"). The Employment Term shall be subject to earlier termination under Section 5 or Section 6 or extension as described in the next sentence. The Executive's employment under this Agreement shall be extended automatically for successive one-year periods, unless at least ninety (90) days prior to the third or any subsequent anniversary of the Effective Date (each such anniversary referred to herein as an "Expiration Date") either party shall have given notice to the other party that the term of employment shall terminate on that anniversary date.

3. COMPENSATION.

         3.1. BASE SALARY. During the Employment Term, the Executive shall be entitled to receive a base salary ("Base Salary") at the annual rate of not less than $350,000 for services rendered to the Company or any of its direct or indirect subsidiaries and payable in accordance with the Company's regular payroll practices. The Executive's Base Salary will be reviewed annually by the Board (or the Compensation Committee of the Board) and may be adjusted upward in the Board's discretion.

         3.2. ANNUAL BONUS COMPENSATION. During the Employment Term, the Executive also shall be entitled to receive incentive compensation (a "Bonus") in such amounts and at such times as the Board (or a duly authorized Compensation Committee of the Board, if applicable)

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may determine in its discretion to award to him under any incentive compensation or other bonus plan or plans for senior executives of the Company as may be established by the Company from time to time (collectively, the "Executive Bonus Plan"). The amount of any Bonus payable to the Executive under the Executive Bonus Plan shall be paid to the Executive in accordance with the terms of the Executive Bonus Plan. In accordance with the provisions of the Executive Bonus Plan, the Executive shall have an annual target bonus opportunity of not less than fifty percent (50%) of his then-current Base Salary (a "Bonus
Opportunity"), subject to such Company and/or individual performance goals or other measure as provided in the applicable Executive Bonus Plan or as may be otherwise established by the Board (or a duly authorized Compensation Committee of the Board, if applicable).

         3.3. LONG TERM INCENTIVE COMPENSATION. The Executive shall be eligible for the long- term incentive compensation plan ("LTIP") as described in Appendix C to this Agreement. The Executive's interest in both the stock option and cash-based portions of the LTIP shall be vested 25% at grant and the balance ratably on the last day of each of the first thirty-six (36) months ending after the Effective Date. The Executive's Participation Percentage under the LTIP shall be 38% or such greater percentage as is determined by the Board.

4. EXPENSES AND OTHER BENEFITS.

         4.1. REIMBURSEMENT OF EXPENSES. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

         4.2. EMPLOYEE BENEFITS. Subject to Section 4.4, during the Employment Term, the Executive shall be entitled to participate in and to receive benefits as a senior executive under all of the Company's employee benefit plans, programs and arrangements available to senior executives, as they may be duly amended, approved or adopted by the Board as of the Effective Date and from time to time thereafter, including any retirement plan, profit sharing plan, savings plan, life insurance plan, health insurance plan, stock-based compensation or incentive plan, and accident or disability insurance plan. The Executive's benefits hereunder shall also include the cost of annual physical examinations.

         4.3. VACATION. During the Employment Term, the Executive shall receive four (4) weeks of paid vacation annually, to be taken at times mutually agreeable to the Company and the Executive.

         4.4. DISABILITY AND LIFE INSURANCE COVERAGE. During the Employment Term, the Company shall pay for or otherwise provide long-term disability coverage for the Executive that is not less favorable than the Executive's coverage as of the Effective Date. Further, during the Employment Term, the Company shall maintain life insurance coverage on the Executive's life with a minimum death benefit of $500,000 at no cost to him. The Executive shall be

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permitted to designate the beneficiary or beneficiaries of the life insurance and may change such designation from time to time without the Company's consent.

         4.5. DIRECTOR'S AND OFFICER'S COVERAGE; INDEMNIFICATION. Simultaneously with the execution of this Agreement, the Executive shall enter into a separate indemnification agreement with the Company, and at all times during the Employment Term and for any applicable period thereafter, the Company shall provide the Executive the same director's and officer's liability insurance coverage as may from time to time be provided to the Company's directors and executive officers generally.

5. TERMINATION OF EMPLOYMENT.

         5.1. DEATH. The Executive's employment under this Agreement shall terminate upon his death.

         5.2. TERMINATION BY THE COMPANY. Subject to the provisions of Section 5.2(b), the Company may terminate the Executive's employment under this Agreement with or without Cause (as defined below). For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment under this Agreement if (i) the Executive willfully, or as a result of gross negligence on his part, fails substantially to (A) carry out the material and lawful policies of the Board or (B) discharge his material duties and responsibilities under this Agreement for any reason other than the Executive's Disability (as defined in Section 6), (ii) the Executive engages in any action or course of conduct constituting a felony, (iii) the Executive engages in conduct that is materially in violation of his obligations to the Company under this Agreement and which is demonstrably and substantially injurious to the Company (as determined in good faith by the Board), or (iv) the Executive materially breaches this Agreement, including any deliberate and intentional violation of the provisions of Sections 8.1, 8.2, 8.3 or 8.4. During the initial three-year term of this Agreement, a determination that "Cause" exists for the Executive's termination shall be made by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding the Executive, if applicable) at a meeting of the Board called and held for the purpose of finding that, in the reasonable good faith opinion of the Board members so voting, there is Cause for termination as set forth in this Section
5.2. For purposes of this Agreement, a "termination by the Company without Cause" shall include the termination of the Executive's employment on the Expiration Date solely as a result of the Company's electing under Section 2 not to extend the term of the Agreement.

         5.3. TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company notice, which shall identify with reasonable specificity the grounds for the Executive's resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. For purposes of this Agreement, "Good Reason" shall mean any of the following to which the Executive shall not consent in writing: (i) a reduction in the Executive's Base Salary, excluding a reduction of the salaries of the entire senior management team, as long as such reduction is approved by the Executive, (ii) a material breach by the Company of this

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Agreement that is not remedied by the Company promptly after receipt of notice given by the Executive, (iii) a relocation of the Executive's primary place of employment from his current place of employment other than to Boca Raton, Florida, or any other mutually agreeable location, (iv) any diminution in offices, titles, status or reporting requirements in the Executive's specific executive officer position, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice given by the Executive, or (v) the removal of the Executive or the failure to reelect the Executive as a director of the Company.

         5.4. DATE OF TERMINATION. "Date of Termination" shall mean the earlier of (a) the "Expiration Date" (as defined in Section 2) and (b) if the Executive's employment is terminated (i) by his death, the date of his death, or
(ii) pursuant to the provisions of Section 5.2 or Section 5.3, as the case may be, the date on which the Executive's employment with the Company actually terminates.

6. DISABILITY. The Executive shall be determined to be "Disabled" (and the provisions of this Section 6 shall be applicable) if the Executive is unable to perform his duties under this Agreement on essentially a full-time basis for six
(6) consecutive months by reason of a physical or mental condition (a "Disability") and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement.

7. COMPENSATION UPON TERMINATION.

         7.1. DEATH. If the Executive's employment under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of (a) the Executive's accrued but unpaid Base Salary (b) any accrued but unpaid Bonus; provided that such Bonus is determined to have been earned and provided that such Bonus is payable at such time as similar Bonuses are payable by the Company and (c) other amounts that may be reimbursable by the Company to the Executive under this Agreement. Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

         7.2. BY THE COMPANY FOR CAUSE OR THE EXECUTIVE WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay to the Executive the amount of any accrued Base Salary within 30 days of the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

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         7.3. BY THE EXECUTIVE FOR GOOD REASON OR THE COMPANY OTHER THAN FOR
CAUSE.

                  (a) SEVERANCE BENEFITS ON TERMINATION. Subject to the provisions of Section 7.3(b) and Section 7.3(d), if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the "Severance Benefits"):

                           (i) the sum of his accrued Base Salary , that amount
being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                           (ii) a cash amount equal to one-twelfth (1/12) of the
Executive's Base Salary in effect at the Date of Termination, that total amount being payable on a monthly basis for a period of twenty-four (24) months following the month in which the Date of Termination occurs; provided, however, that in the event any such termination occurs in anticipation of or following a Change of Control (as defined below), the payments payable pursuant to this section will be made in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                           (iii) a cash amount equal to the Executive's pro rata
Bonus, if such Bonus is deemed earned under Section 3.2, payable at such time as bonuses for the annual period are paid to other executive officers of the Company; provided, however, that in the event termination occurs in anticipation of or following a Change of a Control, the Company will pay Executive a pro rata Average Bonus payable in a single lump sum cash payment within thirty (30) days of the Date of Termination [Average Bonus shall be Executive's average annual Bonus paid under Section 3.2 (A) with respect to the most recent three (3) full fiscal years (or such lesser period of time as Executive has been employed), (B) if greater, the most recent twelve (12)-month period, or (C) in the event Executive has been with the Company less than one year, the Executive's Target Bonus. In each case the pro rata Bonus shall be based on a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365];

                           (iv) all welfare benefits, including (to the extent
applicable) medical, dental, vision, life and disability benefits (including the life and disability described in Section 4.4) pursuant to plans maintained by the Company under which the Executive and/or the Executive's family receives benefits and/or coverage on the Date of Termination, shall be continued for a period of eighteen (18) months following the month in which the Date of Termination occurs, with such benefits provided to the Executive at the same coverage levels as may be in effect for the Company's executive officers and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination (in the case of benefits covered by COBRA, the Company shall pay the full cost of the Executive's COBRA continuation coverage for such eighteen (18)-month period); provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.3(a)(iv) may be discontinued prior to the end of the period provided in this subsection (iv) to the extent,

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but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer; and

                           (v) notwithstanding any contrary provisions any long
term incentive plan and stock option incentive plan ("Incentive Plans") of the Company, (A) if the Executive's termination occurs in anticipation of or following a Change in Control (as defined below), the Executive shall be fully vested in his rights under Incentive Plans, (B) if the Executive's termination does not occur in anticipation of or following a Change in Control, Executive's vested interest under Incentive Plans shall be determined as if the Executive had remained employed by the Company for one year following the Date of Termination, (C) any vested stock options shall remain exercisable by the Executive for at least one year following the Date of Termination and (D) any vested long-term incentive plan interest shall, at the option of the Company, shall either be (1) cashed out by the Company based upon the value of the Company as of the Date of Termination as determined by independent appraisal or
(2) retained by the Executive and paid out pursuant to such plan on the same basis as it would have been paid had the Executive's employment with the Company not terminated.

                  (b) SUPERSEDING TERMINATION. If, subsequent to the giving by either party of a notice of termination under this Agreement and prior to the actual Date of Termination pursuant to such notice, the Executive's employment is properly terminated pursuant to any other provision of this Agreement, the Executive shall be entitled only to those benefits, if any, arising out of such subsequent and superseding termination.

                  (c) DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

                           (i) The acquisition in one or more transactions by
any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company representing 50% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), calculated on a fully-diluted basis for all shareholders after giving effect to the acquisition; provided, however, that none of the following acquisitions shall constitute a Change in Control as defined in this clause (i): (A) any acquisition by the Company so long as such acquisition does not result in any Person beneficially owning shares or securities representing 50% or more of either the Company Common Stock or Company Voting Securities; or
(B) any acquisition by Behrman Capital II, L.P. ("Behrman") or any affiliate of Behrman of 50% or more of either the Company Common Stock or Company Voting Securities;

                           (ii) Any election has occurred of persons to the
Board that causes a majority of the Board to consist of persons other than (A) persons who were members of the Board on the date of this Agreement and (B) persons who were nominated for elections as

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members of the Board at a time when a majority of the Board consisted of persons who were members of the Board on the date of this Agreement (such directors described in paragraphs (A) and (B) are referred to as "Continuing Directors"); provided, however, that any director nominated by unanimous vote or consent of all of the Continuing Directors then on the Board, whether or not a majority of the Board, shall be a Continuing Director; and provided further, however, that any person nominated for election by a Board consisting of at least a majority of the Continuing Directors or by persons who were themselves nominated by such Continuing Directors shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A);

                           (iii) Consummation of a reorganization, merger,
consolidation or similar transaction (a "Reorganization Transaction"), in each case, unless, immediately following such Reorganization Transaction, more than 50% of the combined voting power of the securities of the corporation or other entity resulting from or surviving such Reorganization Transaction entitled to vote generally in the election of directors, in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such Reorganization Transaction, is then beneficially owned, directly or indirectly, by the shareholders of the Company immediately prior to the consummation of the Reorganization Transaction; or

                           (iv) Consummation of (A) a complete liquidation or
dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity, with respect to which immediately following such sale or other disposition more than 50% of, respectively, the shares of common stock (or similar equity security) of such corporation or other entity and the combined voting power of the securities of such corporation or other entity entitled to vote generally in the election of directors, in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such sale or other disposition, is then beneficially owned, directly or indirectly, by the shareholders of the Company immediately prior to such sale or disposition.

                  For purposes of this Agreement, the termination of the Executive's employment shall be deemed to have been "in anticipation of" a Change in Control if such termination (A) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with a Change in Control.

                  (d) CONDITIONS TO RECEIPT OF SEVERANCE BENEFITS UNDER SECTION 7.3(a).

                           (i) RELEASE. As a condition to receiving any
Severance Benefits to which the Executive may otherwise be entitled under
Section 7.3(a) the Executive shall execute a release (the "Release"), which shall include an affirmation of the restrictive covenants set forth in Section 8 and a non-disparagement provision, in a form and substance reasonably satisfactory to the Company and acceptable to the Executive (whose acceptance shall not be unreasonably withheld), of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or

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any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company's request to do so, the Executive shall not be entitled to any Severance Benefits or Change in Control Severance Benefits, as the case may be, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits.

                           (ii) LIMITATION ON BENEFITS. If, following a
termination of employment that gives the Executive a right to the payment of Severance Benefits under Section 7.3(a) the Executive violates in any material respect any of the covenants in Section 8 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive may otherwise be entitled under Section 7.3(a) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits.

         7.4. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking other employment or otherwise, and, except as otherwise expressly provided in Sections 7.3(a)(iii) the amounts of compensation or benefits payable or otherwise due to the Executive under this Section 7 or other provisions of this Agreement shall not be reduced by compensation or benefits received by the Executive from any other employment he shall choose to undertake following termination of his employment under this Agreement; provided, however, that the Executive's entitlement to Severance Benefits or Change in Control Severance Benefits, as the case may be, shall be subject to his compliance with the covenants set forth in Section 8.

         7.5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by the Executive of all applicable taxes (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount equal to the amount he would have retained had no Excise Tax been imposed upon the Payment.

                  (b) Subject to the provisions of Section 7.5(c), all determinations required to be made under this Section 7.5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting

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calculations both to the Company and the Executive within 30 business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.5, shall be paid to the Executive within 30 days of the Date of Termination or, if later, within 5 business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made under this Section 7.5(b). In the event that the Company exhausts its remedies pursuant to Section 7.5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment under the terms of this Section 7.5. This notice shall be given as soon as practicable but no later than ten business days after the later of either (i) the date the Executive has actual knowledge of the claim, or (ii) ten days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect to the Excise Tax, and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive prior to the expiration of the above period that it desires to contest the claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to the claim, (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to the claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest the claim, (D) permit the Company to participate in any proceedings relating to the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax related to the Excise Tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7.5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the

Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the claim and sue for a refund, the Company shall advance the amount of the required payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax related to the Excise Tax, including interest or penalties with respect thereto, imposed with respect to any advance or with respect to any imputed income in relation to any advance; and further provided that any extension of the statute of limitations requested or acceded to by the Executive at the Company's request and relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to the contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under the Agreement and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.5(c), the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.5(c)) promptly pay to the Company the amount of that refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 7.5(c), a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not notify the Executive of its intent to contest such denial of refund prior to the expiration of thirty days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by the state, municipality, or subdivision with respect to receipt of the Payment, the foregoing provisions of this Section 7.5 shall apply, MUTATIS MUTANDIS, with respect to such special tax.

         7.6. SEVERANCE BENEFITS NOT INCLUDABLE FOR EMPLOYEE BENEFITS PURPOSES. Subject to all applicable federal and state laws and regulations, and except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, income recognized by the Executive pursuant to the provisions of this
Section 7 (other than income accrued but unpaid as of the Date of Termination) shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to the Executive that are maintained by the Company or any of its direct or indirect subsidiaries and the Company shall be under no obligation to continue to offer or provide such benefits to the Executive after the Date of Termination other than as provided under this Section 7.

         7.7. EXCLUSIVE BENEFITS. The Severance Benefits payable under Section 7.3(a) if either benefits become applicable under the terms of this Agreement, shall be mutually exclusive and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

8. RESTRICTIVE COVENANTS.

         8.1. EXCLUSIVE PROPERTY. Executive agrees to execute the form of Invention Assignment and Confidentiality Agreement attached hereto as Appendix
D. The Executive confirms that all confidential information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company or its direct or indirect subsidiaries shall be and remain the property of the Company or the applicable subsidiary during the Employment Term and at all times thereafter. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or its direct or indirect subsidiaries; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive's rights under this Agreement.

         8.2. NON COMPETITION. During the Employment Term and for a period of eighteen (18) months after the Date of Termination, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, or engage in any activity or capacity (collectively, the "Competitive Activities") with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a "Person"), that is engaged directly or indirectly in the provision of billing software and related services for the telecommunications industry or that is in competition with any of the business activities of the Company or its direct or indirect subsidiaries anywhere in the world; provided, however, that the foregoing (a) shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged on or before the Date of Termination, and
(b) shall not prohibit the Executive from owning, or otherwise having an interest in, less than one percent (1%) of any publicly-owned entity or three percent (3%) of any private equity fund or similar investment fund that invests in companies providing billing software and related services to the telecommunications industry, provided the Executive has no active role with respect to any investment by such fund in any Person referred to in this Section 8.2.

         8.3. NON-SOLICITATION. During the Employment Term and for a period of eighteen (18) months after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (a) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect subsidiaries.

         8.4. INJUNCTIVE RELIEF. The Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. The Executive agrees and consents that injunctive relief may be sought in any state or federal court of record in the State of Florida, or in the state and county in which a violation may occur or in any other court having jurisdiction, at the election of the Company; to the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte. The Executive agrees and submits to personal jurisdiction before each and every court designated above for that purpose.

         8.5. BLUE-PENCILLING. The parties consider the covenants and restrictions contained in this Section 8 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

9. MISCELLANEOUS.

         9.1. ASSIGNMENT; SUCCESSORS; BINDING AGREEMENT. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Executive performs substantial services; provided, however, that no such assignment shall relieve the Company of its obligations hereunder without the express written consent of the Executive. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

         9.2. MODIFICATION AND WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

         9.3. ENTIRE AGREEMENT. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement. Further, the Executive's current employment agreement with Abiliti Solutions, Inc. ("Abiliti"), dated July 28, 1999, as amended, and any long-term incentive compensation agreements, plans or other arrangements between the Executive and Abiliti are terminated and superseded by this Agreement.

         9.4. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida other than the conflict of laws provision thereof.

         9.5. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of Section 8, the Company and the Executive agree and consent to the personal jurisdiction of the County and Circuit Courts in Palm Beach County, Florida and/or the United States District Court for the Southern District of Florida for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his or her last known address as reflected in the Company's records. At the Executive's sole discretion, any dispute relating to this Agreement, other than a dispute relating solely to Section 8, may be submitted to binding arbitration. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within 30 days after the Executive has notified the Company of his desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the "AAA") in Boca Raton, Florida. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Boca Raton, Florida, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

         9.6. RESIGNATION FROM BOARD. Upon a termination of the Executive's employment under this Agreement for any reason, the Executive shall, if requested by the Company's Board, promptly resign as a member of the Board of Directors of the Company or its direct or indirect subsidiaries.

         9.7. WITHHOLDING OF TAXES. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.

         9.8. NOTICE. For the purposes of this Agreement, notices and all other communications to either party provided for in this Agreement shall be furnished in writing and shall be deemed to have been duly given when delivered or when mailed if such mailing is by United States certified or registered mail, return receipt requested, postage prepaid, addressed to such party (notices to the Company being addressed to the Secretary of the Company) at the Company's principal executive office, or at other address as either party shall have designated by giving written notice of such change to the other party at anytime hereafter.

         9.9. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         9.11. HEADINGS. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

         9.12. CONSTRUCTION. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to "Section" are to a section hereof; (c) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (d) "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

                                    DALEEN TECHNOLOGIES, INC.

                                    By:      /s/ James Daleen
                                      ------------------------------------------
                                    Title: President and Chief Executive Officer


                                    EXECUTIVE

                                             /s/ Gordon Quick
                                    --------------------------------------------
                                             Gordon Quick

                                   APPENDIX A



                      [SPECIFIC DUTIES & RESPONSIBILITIES]

Subject to the lawful and reasonable policies and guidelines as may be established by the Board of Directors of the Company, the Executive shall have the following duties and responsibilities:

         (i) authority, direction and control over the day-to-day business, financial and personnel matters of the Company;

         (ii) primary responsibility for the development of the Company's annual budget;

         (iii) primary responsibility for the development of short-term and long-term profitability and financial performance measures for the Company; and

         (iv) authority to enter into contracts on behalf of and binding on the Company and which, in the business judgment of the Executive, are in the best interests of the Company and subject to Company policies and practices which may require Board approval.

The provisions of this Appendix A shall in no way limit the Executive's general duties and responsibilities as Chief Executive Officer of the Company as provided in Section 1.1 of the Agreement.

                                   APPENDIX B

            PAYMENT OR REIMBURSEMENT OF EXECUTIVE'S RELOCATION COSTS

         In the event that the Company requires the Executive to relocate his primary residence under the terms of Section 1.3 of the Agreement, the Company shall pay or otherwise reimburse the Executive for all reasonable costs and expenses ("Relocation Expenses") described below incurred by the Executive in connection with such location. Relocation Expenses shall include:

         (a) HOUSE HUNTING. Reasonable travel and related expenses for the Executive and the Executive's spouse for up to two "house hunting trips" from the Executive's present location to the new location to find a new home.

         (b) SELLING HOME AND ACQUIRING NEW HOME. If the Executive sells his home and/or purchases a new home in connection with the relocation, the Company shall reimburse the Executive for all reasonable costs normally paid by the seller in connection with selling a home and a buyer in connection with purchase of a new home, including: broker's fees, recording costs, transfer fees and taxes, mortgage placement fees (including customary origination fees, required points, loan commitment fees, warehouse and assumption fees, but excluding any additional fees or points (buy down) to permit a smaller than normal down payment or to obtain a lower than customary interest rate), appraisal fees required by lending institutions, title insurance and examination fees, settlement fees, and escrow agent fees. If the Executive leases a residence, the Company shall pay any broker's fees required to obtain a lease (but not advance rental, security or cleaning deposits).

         (c) MOVING EXPENSES. The Company or the Executive shall select a reliable mover and the Company shall pay for the following expenses in connection with the transportation of the Executive's household goods, household pets, personal effects and cars to the Executive's new location: packing, transportation, unpacking, insurance, and appraisals for fine arts, antiques and items of unusual value (including the Executive's wine collection). The Company shall make arrangements for movement to the Executive's new location for two motor vehicles registered in the Executive's name or in the name of any member of the Executive's household. The Company shall pay the corresponding expenses for the insurance and transportation of such vehicles.

         (d) TEMPORARY STORAGE. If the Executive's household goods have been moved, and the Executive cannot obtain immediate possession of the Executive's new home, the Company shall pay fees for the storage of the Executive's household goods. Automobiles shall not be stored and must be delivered to the Executive at the new location. Further, the Company shall not have any liability or risk of loss with respect to such stored goods.

         (e) TRAVEL TO NEW LOCATION. The Company shall reimburse the Executive for the travel and related expenses for the Executive and the other members of the Executive's household to the new location by the most direct route.

         (f) TEMPORARY LIVING AT NEW LOCATION. If the Executive begins work at the new location before moving into his new home, the Company shall pay the reasonable temporary housing costs from the time of the Executive's arrival in the new location and for up to two (2) days after the arrival of the Executive's furniture and household goods at the new home provided that the Company shall not be required to pay such temporary housing costs for a period exceeding eight (8) weeks.

         (g) SECOND MOVES. If the Executive moves into rented quarters and later purchases and moves into permanent housing, the provisions detailed in items (b) and (c) above shall apply. This second move must occur within eighteen (18) months from the effective date of transfer to the location to be reimbursable.

                                   APPENDIX C

                          [LTIP & OPTION ARRANGEMENTS]